Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in this Annual Report on Form 10-K for the year ended July 31, 2011 of CTM Media Holdings, Inc. and subsidiaries (the “Company”), of our report dated October 27, 2011 on our audits of the consolidated balance sheets of the Company as of July 31, 2011 and 2010, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for each year in the two-year period ended July 31, 2011, included in this Annual Report on Form 10-K.

/s/ Zwick & Banyai, PLLC
Zwick & Banyai, PLLC Southfield, Michigan

December 5, 2011